DATED:  January 4, 2010

ChinaCast Technology (BVI) Limited

and

Michael Santos

SERVICE AGREEMENT

THIS AGREEMENT is dated the 4th day of January 2010.

BETWEEN:

(1)
ChinaCast Technology (BVI) Limited., a company incorporated in the British Virgin Islands whose principal business office is situated at Suite 8, 20/F, One IFC              1 Harbour View Street, Central, Hong Kong (the “Company”); and

(2)	Michael Santos (the “Executive”).

RECITAL:

The Company has agreed to employ the Executive and the Executive has agreed to serve the Company as an employee of the Company on the terms and conditions set out below.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions shall bear the following meanings:

“this Agreement”	this Agreement as may from time to time be amended, modified or supplemented pursuant to Clause 16;

“Appointment”	the employment of the Executive pursuant to this Agreement;

“Board”	the Board of Directors of the Company from time to time;

“Business”	the business presently carried on by the Company, including but not limited to providing e-learning and training services in the Peoples Republic of China (“PRC”);

“Change of Control”	A “Change of Control” shall be deemed to have taken place if.

(i)           any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, or a wholly-owned subsidiary thereof, becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

(ii)           as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions, is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)           the Company sells all or substantially all of its assets;

(iv)           shareholders approve a complete liquidation or dissolution of the Company; or

(v)           during any period of two consecutive years, individuals who at the beginning of such period were members of the Company's Board of Directors cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

“Commencement Date”	on or before January 1, 2010;

“Confidential Information”
any information of, developed, used or applied or which may be developed, used or applied by the Company or any Group Company in relation to the Business, or which the Company or any Group Company has obtained from any third party on terms that restrict its disclosure or use, other confidential technical information, any of the trade secrets, clients’ lists, accounts, financial or trading information or other confidential or personal information which the Executive may receive or obtain in relation to the business, finances, dealings or affairs of the Company or any Group Company, including any information regarding the products, services, research programme, projects or other technical data, know-how or specifications, whether in human or machine readable form, and whether stored electronically or otherwise, or the finances, proposals, contractual arrangements, principals, joint venture partners, contracting parties, employees or agents of the Company or any Group Company;

“Documents”	documents, disks, memory, notebooks, tapes or any other medium on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;

“Group”
the Company and any company which is for the time being a subsidiary or holding company of the Company and the terms ‘subsidiary” and “holding company’ shall have the meanings ascribed thereto by section 2 of the Companies Ordinance;

“Group Company”	any company within the Group;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“month”	calendar month;

“Performance Bonus”	the annual performance based bonus to which the Executive may be entitled pursuant to Clause 5.1.2;

“Prohibited Area”	Shall mean the PRC

“PRC”	the People’s Republic of China and for the purpose of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan;

“Restricted Period”	the period of 6 months from the Termination Date;

“Salary”	the salary payable to the Executive pursuant to Clause 4.1;

“Term”	the period from the Commencement Date until the Termination Date;

“Termination Date”	the date of termination of the Executive's employment pursuant to Clause 11;

“U.S.”	United States of America; and

“Working Days”	Monday to Friday except where such day falls on a statutory holiday.

1.2	In this Agreement:

1.2.1	References to Clauses and Sub-Clauses are respectively to clauses and sub-clauses in this Agreement;

1.2.2	reference to any Ordinance, regulation or other statutory provision include reference to such Ordinance, regulation or provision as may be modified, consolidated or re-enacted from time to time;

1.2.3
unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate and, in each case, vice versa; and

1.2.4
the rule known as ejusdem generis shall not apply, so that words and phrases in general terms following or followed by specific examples shall be construed in the widest possible sense and shall not be construed as limited or related to the examples given.

1.3	The headings in this Agreement are for ease of reference only and do not form part of the Agreement.

2.	APPOINTMENT

2.1	Subject to the terms set out in this Agreement, the Company appoints the Executive and the Executive accepts his employment as an employee of the Company with the duties described in Clause 3.

2.2
The Executive's employment shall commence on the Commencement Date and shall continue unless terminated by the Company pursuant to Clause 11.2 or terminated by the parties hereto pursuant to Clause 11.1.

3.	DUTIES

3.1	The Executive shall during the Term:

3.1.1
serve the Company in his capacity as President International & Executive Director with such executive and management responsibilities and duties (consistent with the Executive’s position as President International & Executive Director of the Company) as may from time to time reasonably be assigned to the Executive by the Chief Executive Officer of the Company (“CEO”) and/or the board of directors of the Company (the “Board”), including all of the powers and duties usually incident to such position for a U.S. listed public company.

3.1.2
devote the whole of his working time, attention and abilities during normal business hours and such additional hours as may reasonably be required to administer the duties associated with his position; and

3.1.3
use his best endeavors to promote and protect the interests of the Company and shall at all times keep the Board promptly and fully informed of all matters relating to or in connection with the performance and exercise of his duties under the Agreement.

3.2	The Executive shall work in Hong Kong or the PRC which the Board may require for the proper performance and exercise of his duties under this Agreement.

3.3	The Executive shall be required to work such hours as are reasonably necessary to fulfill his duties under this Agreement.

4.	REMUNERATION AND EXPENSES

4.1
As remuneration for his services, the Executive shall be entitled to a salary at the rate of US$185,000.00 per calendar year or US$15,416.67 per calendar month (or such other rate as may from time to time be agreed in writing). The Salary shall accrue from day to day and be payable by equal monthly installments in arrears on or before the last day of each month, provided that if the employment terminates on a date before the end of a month, the Salary for that month shall be in proportion to the number of days for which the Executive was employed that month.

4.2
If applicable at any time and notwithstanding anything to the contrary contained in the constitutional documents of the Company or of any other Group Company, the Salary shall be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from the Company or any Group Company or any other company or association in which he holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt).

4.3	The Salary shall be reviewed by the Board not less than annually, the first review being in December 2010.

4.4
The Executive hereby authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment) or from any pay in lieu of notice:

4.4.1	any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;

4.4.2	any undisputed debt presently payable by the Executive to the Company or any Group Company; and

4.4.3	any employee’s contribution to pension fund or provident fund as adopted by the Company from time to time.

4.5
The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by the Executive in connection with the performance of the duties of the Executive under this Agreement, subject to the Executive having delivered to the Company vouchers or evidence of payment of such expenses as the Board may from time to time require.

5.	OTHER BENEFITS

5.1	In addition to the Salary, the Executive shall be entitled to:-

5.1.1
An annual Performance Bonus that is based on the Executive’s performance as described below. The calculation of the Performance Bonus for the year will be determined by the Chief Executive Officer in accordance with the following criteria.

The Performance Bonus will be paid less statutory deductions, if any, within 90 days after the year end. If the Executive's employment is terminated by the Company pursuant to Clause 11.1, the Executive shall be entitled to a pro-rata amount of the Performance Bonus for the calendar year.

5.2
The Compensation Committee will allocate the Executive restricted shares each year to be awarded for meeting the management targets set for the year and these shares will be subject to the restrictions and forfeiture provisions as reflected in the Performance Based Restricted Stock Award Agreement attached hereto. For 2009, the allocation was 60,000 restricted shares.

6.	SICK LEAVE ENTITLEMENT AND OTHER BENEFITS

6.1
The Executive shall be entitled to his full Salary during periods of absence due to ill-health or sickness properly vouched for in accordance with the requirements of the Board, provided that the aggregate period of absence of in any 12 month period shall not exceed 30 days.

6.2
During the Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs,  medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.  The Executive’s participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation provided that no such assumptions shall be made as to a tax-qualified plan if such assumption would jeopardize the tax-qualified status of such plan..

7.	HOLIDAY ENTITLEMENT

7.1
The Executive shall during the Term be entitled to paid leave of absence of 21 Working Days (in addition to the usual public holidays) in each complete holiday year worked (and pro-rata for part of each holiday year worked), which shall be taken by the Executive at such time or times as shall be mutually convenient to the Executive and the Company. Accrued paid leave may be carried forward up to a maximum of 21 Working Days.

7.2	For the purposes of the Employment Ordinance, the holiday year of the Executive shall run from 1st January each year to 31st December of that year.

8.	RESERVED

9.	CONFIDENTIALITY

9.1
The Executive shall not at any time during or after the Term use, divulge or communicate to or cause or enable any third party (other than any officer of employee of the Company whose province it is to know the same) to become aware of or use, take away, conceal, destroy or retain for his own or some other person’s advantage or to the detriment of the Company or the Group any of the Confidential Information.

9.2
The Executive acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and/or Group Company and the Executive undertakes, both during the Appointment and after the Termination Date:

9.2.1	to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

9.2.2
at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

9.2.3	to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

9.3	The restrictions in Clauses 9.1 and 9.2:

9.3.1
will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that where practicable the Executive shall have given prior written notice to the Board of the requirement and of the information to be disclosed and allow the Board an opportunity to comment on the requirement before making the disclosure; and

9.3.2	will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive.

9.4
The Executive agrees that the restrictions set out in this Clause 9 are without prejudice to any other duties of confidentiality owed to the Company and the Group, whether express or implied and are to survive the termination of the Appointment.

10.	RESTRICTIONS DURING EMPLOYMENT

10.1
The Executive shall not at any time during the Appointment, save with the prior written notification and sanction of the Board, be directly or indirectly engaged, concerned or interested in any other company (including any consultancy or advisory work) which carries on a business of a similar nature to the Business.

10.2
The Executive shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any of the Company's past, current or prospective suppliers, customers or clients with whom the Executive has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company.

10.3	The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

10.3.1
solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

10.3.2	employ or procure another person to employ any such person.

10.4	The restrictions set out in this Clause 10 are without prejudice to any other duties or obligations owed to the Company or any Group Company whether express or implied.

11.	TERMINATION

11.1
Without prejudice to any other rights or causes of action available, this Agreement can be terminated by either the Company or the Executive with good reason by giving to the other party hereto 3 months notice in writing, provided, however, if the Company effects such termination pursuant to this Clause, in lieu of such advance notice, the Company may pay the Executive his Salary for all or a portion of such 3 month period

11.2
Without prejudice to any other rights or causes of action available to the Company, this Agreement shall be subject to immediate termination by the Company by summary notice in writing without compensation if:

11.2.1
the Executive at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, Working Days) in the preceding 52 consecutive weeks;

11.2.2	(a) The Executive shall be guilty of any gross misconduct or willful neglect of his duties hereunder;

(b)
the Executive shall commit any material breach or, after having been given warning in writing, any repeated or continued breach (after receipt of prior notification of the previous breach(es) from the Company) of any of his obligations arising from the Appointment or otherwise;

(c)	the Executive shall commit any act of fraud or dishonesty which, in the opinion of the Board, adversely affects his ability properly to carry out his duties;

(d)	the Executive is convicted of a criminal offence (other than an offence which in the opinion of the Board does not affect his position in the Company); or

(e)
the Executive shall become of mental disorder or a patient as defined in Section 7 of the Mental Health Ordinance, Chapter 136, Laws of Hong Kong or been admitted to a hospital in pursuance of an application made under Part III of that Ordinance.

11.3	Upon termination of the Appointment however arising:

11.3.1
if applicable the Executive shall, without prejudice to any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

11.3.2
the Executive (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board, all keys, security passes, credit cards, the Documents and other property belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

11.4
Where this Agreement is terminated pursuant to Clause 11.2.2, the Executive shall not be entitled to receive the Performance Bonus provided for in Clause 5.1.2 for the calendar year where the termination occurs. When this Agreement is terminated by the Company pursuant to Clause 11.1, the Performance Bonus for the calendar year shall be paid on a pro-rata basis and payable within the time frame herein provided.

11.5
The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment hereunder upon the Company’s material breach of any provision of this Agreement or any other written agreement between the Executive and the Company, in each case as determined in good faith by the Executive, which is not cured within thirty (30) days after written notice thereof from the Executive to the CEO.

11.6
In the event that within one year following a Change of Control the Company terminates Executive without cause or Executive terminates employment for Good Reason, Executive shall be entitled to (i) one twelve of his most recent annual income inclusive of bonus for each year of service with the ChinaCast group of companies; and (ii) any unpaid vacation pay, unreimbursed expenses and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company. In addition, upon termination, all unvested stock options and Restricted Stock Awards shall immediately vest. Executive shall have 90 days from the date of termination to exercise the Stock Options.

12	RESTRICTIONS AFTER EMPLOYMENT

12.1
The Executive shall not, save with the prior written consent of the Board, during the Restricted Period, carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) within the Prohibited Area in any part of any trade or business which competes with any part of any trade or business carried on by the Company at any time during the period of 12 months prior to the Termination Date, in which the Executive shall have been actively engaged or involved.

12.2
The Executive shall not during the Restricted Period and within the Prohibited Area either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly:

12.2.1
solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.2
deal with or accept custom from any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.3
solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder; or

12.2.4
deal with or interfere with any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Executive (or any other employee on his behalf or under his direct instruction) has been actively engaged or involved by virtue of his duties hereunder;

PROVIDED THAT nothing contained in these Sub-Clauses 12.2.1 to 12.2.4 shall prohibit the Executive from carrying out any activities which are not in competition with any part of the business of the Company with which the Executive was involved in 12 months prior to the Termination Date.

12.3
The Executive shall not during the Restricted Period and within the Prohibited Area either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a key employee belonging to the management grade or in a senior capacity with whom the Executive has had dealings within a period of 12 months prior to the Termination Date) whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise.

12.4	The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly, within the Prohibited Area:

12.4.1	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

12.4.2
represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

12.5
The Executive (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Sub-Clauses 12.1, 12.2.1, 12.2.2, 12.2.3, 12.2.4, 12.3, 12.4.1 and 12.4.2 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

13.	INDEMNITY

13.1
The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

13.2
The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Clause 14.1 above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

13.3
The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

14.	NOTICES

Notices by either party hereto:

14.1	must be in writing addressed:

14.1.1	to the Company at its principal business office for the time being; and

14.1.2
to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this Clause; and

14.2	will be effectively served:

14.2.1	on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a Working Day before or during normal working hours;

14.2.2	on the following Working Day, where any hand-delivered letter or facsimile transmission is received either on a Working Day after normal working hours or on any other day;

14.2.3	on the second Working Day following the day of posting from within Hong Kong of any letter sent by first class prepaid mail; or

14.2.4	on the fifth Working Day following the day of posting to an overseas address of any prepaid airmail letter.

15.	ENTIRE AGREEMENT

15.1	This Agreement embodies all the terms and provisions of and relating to the employment of the Executive by the Company.

15.2	The terms of this Agreement may only be varied in writing by the parties hereto or their duly authorised agents.

16.	PRIOR AGREEMENTS

This Agreement is in substitution for and shall supersede all former and existing agreements or arrangements made orally or in writing for the employment of the Executive by the Company or any Group Company, which shall be deemed to have been cancelled with effect from the date of this Agreement, and no party hereto shall have any claim in respect of any such superseded agreements or arrangements.

17.	PROPER LAW AND FORUM

This Agreement shall in all respects be interpreted and construed in accordance with and governed by British Virgin Island laws and each party hereto irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives all defences to any action arising hereunder brought in the courts of Hong Kong on the ground that such an action is brought in an inconvenient forum.

IN WITNESS whereof the parties hereto entered into this Agreement the day and year first written above.

SIGNED for and on behalf of ChinaCast Technology (BVI) Limited	)
)
by Ron Chan	)
in the presence of:- Daisy Fu	)

SIGNED, SEALED AND DELIVERED	)
by Michael Santos	)
in the presence of:- Daisy Fu	)